Exhibit 23

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Sun Life Assurance Company of Canada (U.S.) on Form S-3 of our report dated February 7, 2001, appearing in the Annual report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.

     We also consent to the reference to us under the heading "Accountants" in the Prospectuses for All-Star and Select Four Plus Fixed and Variable Annuity, which is part of this Registration Statement.

DELOITTE & TOUCHE

Boston, Massachusetts

February 14, 2002